PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 2,897 to
PROSPECTUS SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
Dated July 31, 2024

Rule 424(b)(2)

$312,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Market Linked Notes due August 5, 2027
Based on the Performance of the Class A Common Stock of Snowflake Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

The Market Linked Notes due August 5, 2027 Based on the Performance of the Class A Common Stock of Snowflake Inc., which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes do not pay interest. Instead, if the price of the class A common stock of Snowflake Inc. (the “underlying stock”) appreciates or does not depreciate at all over the term of the notes, you will receive for each $1,000 stated principal amount of notes that you hold at maturity an amount in cash equal to the stated principal amount of $1,000 plus the upside payment of $330 per note. However, if the price of the underlying stock depreciates over the term of the notes, you will receive a payment at maturity of only $1,000 per note, without any positive return on the notes. The notes are for investors who are concerned about principal risk but seek an equity-based return and who are willing to forgo current income and returns above the fixed upside payment in exchange for the repayment of principal at maturity plus the possibility of receiving a return of 33% per note if the final share price is greater than or equal to the initial share price. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount of each note is $1,000.

•	We will not pay interest on the notes.

•	At maturity, you will receive for each $1,000 stated principal amount of notes that you hold:

º	If the final share price is greater than or equal to the initial share price:

$1,000 + the upside payment

º	If the final share price is less than the initial share price:

$1,000

•	The upside payment is $330 per note (33% of the stated principal amount).

•	We refer to July 31, 2024, the day we price the notes for initial sale to the public, as the pricing date.

•	The initial share price is $130.38, which is the closing price of one share of the underlying stock on the pricing date.

•	The final share price will equal the closing price of one share of the underlying stock multiplied by the adjustment factor, each as of August 2, 2027, which we refer to as the determination date. The adjustment factor will initially be set at 1.0 and is subject to change upon certain corporate events affecting the underlying stock.

•	Investing in the notes is not equivalent to investing in the underlying stock.

•	The notes will not be listed on any securities exchange.

•	The estimated value of the notes on the pricing date is $992.30 per note. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the notes is 61776MYS8 and the ISIN for the notes is US61776MYS87.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms” and “Additional Information about the Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public(1)	Agent’s Commissions and Fees(2)	Proceeds to Us(3)
Per Note	$1,000	$0	$1,000
Total	$312,000	$0	$312,000
(1)	The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $1,000 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Additional Information About the Notes—Use of Proceeds and Hedging” on PS-25.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, if the price of the underlying stock appreciates or does not depreciate at all over the term of the notes, you will receive for each $1,000 stated principal amount of notes that you hold the stated principal amount of $1,000 plus the upside payment of $330 per note. However, if the price of the underlying stock depreciates over the term of the notes, you will receive a payment at maturity of only $1,000 per note, without any positive return on the notes. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Each note costs $1,000

We are offering the Market Linked Notes due August 5, 2027 Based on the Performance of the Class A Common Stock of Snowflake Inc. (the “notes”). The stated principal amount and original issue price of each note is $1,000.

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $992.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

The notes do not pay interest	Unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, if the final share price is greater than or equal to the initial share price, you will receive for each $1,000 stated principal amount of notes that you hold the stated principal amount plus the upside payment. However, if the final share price is less than the initial share price, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. See “Hypothetical Payouts on the Notes” on PS-6.

Payment at maturity

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an in cash amount equal to:

•     If the final share price is greater than or equal to the initial share price:

$1,000 + the upside payment

where,

upside payment = $330 per note (33% of the stated principal amount),

final share price = the closing price of one share of the underlying stock multiplied by the adjustment factor, each as of the determination date,

initial share price = $130.38, which is the closing price of one share of the underlying stock on the pricing date

and

adjustment factor = 1.0, subject to change upon certain corporate events affecting the underlying stock.

•     If the final share price is less than the initial share price:

$1,000

All payments on the notes are subject to our credit risk.

For further information the underlying stock, please see the section of this pricing supplement entitled “Additional Information About the Notes—Historical Information.” You can review the historical closing prices for the underlying stock for each calendar quarter in the period from January 1, 2021 through July 31, 2024 in the section of this pricing supplement entitled “Additional Information About the

Notes—Historical Information.”   You cannot predict the future performance of the underlying stock based on historical performance.

Investing in the notes is not equivalent to investing in the class A common stock of Snowflake Inc.

The adjustment factor may be changed	During the term of the notes, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying stock. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock,” “Final Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights	Investing in the notes is not equivalent to investing in the class A common stock of Snowflake Inc. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. In addition, you do not have the right to exchange your notes for the underlying stock at any time. As a result, any return on the notes will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

MS & Co. will be the calculation agent	We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price, the final share price, the adjustments to be made, if any, to the adjustment factor to reflect certain corporate and other events affecting the underlying stock and whether a market disruption event has occurred and will calculate the amount of cash you will receive at maturity.

MS & Co. will be the agent; conflicts of interest	The agent for the offering of notes, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

No affiliation with Snowflake Inc.	Snowflake Inc. is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the notes are obligations of ours and not of Snowflake Inc.

Where you can find more information on the notes

The notes are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated April 12, 2024. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Final Terms.” You should also read about the material risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or class A common stock. See the section of this pricing supplement called “Additional Information About the Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, if the final share price is greater than or equal to the initial share price, you will receive for each $1,000 stated principal amount of notes that you hold the stated principal amount of $1,000 plus the upside payment of $330 (33% of the stated principal amount). If the final share price is less than the initial share price, you will receive a payment at maturity of only $1,000 per note.

The table below illustrates the payment at maturity for each note for a hypothetical range of percentage changes in the price of the underlying stock over the term of the notes and does not cover the complete range of possible payouts at maturity. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. The table assumes a hypothetical initial share price of $140.00 and reflects the upside payment of $330 per note (33% of the stated principal amount). The actual initial share price is set forth on the cover of this document.

Percentage change from initial share price to final share price	Final share price	Stated principal amount	Upside payment	Payment at maturity	Return on $1,000 note
70.00%	$238.00	$1,000	$330.00	$1,330.00	33.00%
60.00%	$224.00	$1,000	$330.00	$1,330.00	33.00%
50.00%	$210.00	$1,000	$330.00	$1,330.00	33.00%
40.00%	$196.00	$1,000	$330.00	$1,330.00	33.00%
33.00%	$186.20	$1,000	$330.00	$1,330.00	33.00%
30.00%	$182.00	$1,000	$330.00	$1,330.00	33.00%
20.00%	$168.00	$1,000	$330.00	$1,330.00	33.00%
10.00%	$154.00	$1,000	$330.00	$1,330.00	33.00%
5.00%	$147.00	$1,000	$330.00	$1,330.00	33.00%
0.00%	$140.00	$1,000	$330.00	$1,330.00	33.00%
-1.00%	$138.60	$1,000	$0.00	$1,000.00	0.00%
-10.00%	$126.00	$1,000	$0.00	$1,000.00	0.00%
-20.00%	$112.00	$1,000	$0.00	$1,000.00	0.00%
-30.00%	$98.00	$1,000	$0.00	$1,000.00	0.00%
-40.00%	$84.00	$1,000	$0.00	$1,000.00	0.00%
-50.00%	$70.00	$1,000	$0.00	$1,000.00	0.00%
-60.00%	$56.00	$1,000	$0.00	$1,000.00	0.00%
-70.00%	$42.00	$1,000	$0.00	$1,000.00	0.00%
-80.00%	$28.00	$1,000	$0.00	$1,000.00	0.00%
-90.00%	$14.00	$1,000	$0.00	$1,000.00	0.00%
-100.00%	$0.00	$1,000	$0.00	$1,000.00	0.00%

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Investing in the notes is not equivalent to investing in the underlying stock. This section describes the material risks relating to the notes. For further discussion of risk factors, please see the accompanying prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

The notes do not pay interest and may not pay more than the stated principal amount at maturity	The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes. If the final share price is less than the initial share price, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the repayment of principal at maturity plus the possibility of receiving a return of 33% per note if the final share price is greater than or equal to the initial share price.

The appreciation potential of the notes is fixed and limited	Where the final share price is greater than or equal to the initial share price, the appreciation potential of the notes is limited to the upside payment of $330 per note (33% of the stated principal amount), even if the final share price is significantly greater than the initial share price.

The notes will not be listed and secondary trading may be limited	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The market price of the notes may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•     the volatility (frequency and magnitude of changes in price) of the underlying stock;

•     interest and yield rates in the market;

•     the dividend rates on the underlying stock, if any;

•     geopolitical conditions and economic, financial, political,

regulatory or judicial events that affect the underlying stock or stock markets generally and which may affect the price of the underlying stock;

•     the time remaining until the notes mature;

•     the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor; and

•     any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing price of the underlying stock at the time of sale is at or below its closing price on the pricing date, or if market interest rates rise. You cannot predict the future performance of the underlying stock based on its historical performance. The underlying stock began trading on September 16, 2020 and therefore has limited historical performance. There can be no assurance that the final share price will be greater than or equal to the initial share price such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes	You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore, you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

The amount payable on the notes is not linked to the price of the underlying stock at any time other than the determination date	The final share price will be based on the closing price of the underlying stock on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying stock appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying stock prior to such drop. Although the actual price of the underlying stock on the stated maturity date or at other times during the term of the notes may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying stock on the determination date.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

You have no shareholder rights	Investing in the notes is not equivalent to investing in the underlying stock. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the underlying stock.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes	As calculation agent, MS & Co. will determine the initial share price, the final share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment to you at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events (and of any adjustments to the adjustment factor). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Final Terms—Initial Share Price,” “—Final Share Price,” “—Determination Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes, including trading in the underlying stock and in options contracts on the underlying stock, as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our other affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share price and, therefore, could increase the price at or above which the underlying stock must close on the determination date before an investor would receive a payment at maturity that exceeds the stated principal amount. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing price of the underlying stock on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Stock

We are not affiliated with Snowflake Inc.	Snowflake Inc. is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of Snowflake Inc. including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Snowflake Inc. has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Snowflake Inc.

We may engage in business with or involving Snowflake Inc. without regard to your interests	We or our affiliates may presently or from time to time engage in business with Snowflake Inc. without regard to your interests, including extending loans to, or making equity investments in, Snowflake Inc. or its affiliates or subsidiaries, or providing advisory services to Snowflake Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Snowflake Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time may have published and in the future may publish research reports with respect to the underlying stock. These research reports may or may not recommend that investors buy or hold the underlying stock.

The antidilution adjustments the calculation agent is	MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock

required to make do not cover every corporate event that could affect the underlying stock	dividends and extraordinary dividends, and for certain other corporate actions involving the underlying stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before the determination date, this may decrease the final share price to be less than the initial share price, materially and adversely affecting your return.

FINAL TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus. The term “Note” refers to each $1,000 stated principal amount of our Market Linked Notes due August 5, 2027 Based on the Performance of the Class A Common Stock of Snowflake Inc.

Aggregate Principal Amount	$312,000

Original Issue Date (Settlement Date)	August 5, 2024

Pricing Date	July 31, 2024

Maturity Date	August 5, 2027, subject to extension as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Determination Date as postponed. See “—Determination Date” below.

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61776MYS8

ISIN	US61776MYS87

Interest	None

Minimum Purchase	$1,000 / 1 Note

Specified Currency	U.S. dollars

Underlying Stock	The class A common stock of Snowflake Inc.

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to:

•	If the Final Share Price is greater than or equal to the Initial Share Price:

$1,000 + Upside Payment

•	If the Final Share Price is less than the Initial Share Price:

$1,000

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the

Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Share Price	$130.38, which is equal to the Closing Price for one share of the Underlying Stock on the Pricing Date.

Final Share Price	The Closing Price of one share of the Underlying Stock multiplied by the Adjustment Factor, each as determined by the Calculation Agent on the Determination Date.

Upside Payment	$330 per Note (33% of the Stated Principal Amount)

Determination Date	August 2, 2027

If a Market Disruption Event with respect to the Underlying Stock occurs on the scheduled Determination Date, or if such Determination Date is not a Trading Day with respect to the Underlying Stock, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Determination Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of the Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if the Underlying Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Stock (or any such other security) is listed,

(ii)	if the Underlying Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii)	if the Underlying Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the Underlying Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Stock. See “—Antidilution Adjustments” below.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price, the Payment at Maturity, what adjustments should be made, if any, to the Adjustment Factor or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default “—Market Disruption Event,” “—Determination Date” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to the Underlying Stock:

(i) the occurrence or existence of any of:

(a)	a suspension, absence or material limitation of trading of the Underlying Stock on the primary market for the Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)	a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Stock as a result of which the reported trading prices for the Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)	the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the futures or options contract on the Underlying Stock will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on the Underlying Stock by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business

Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Determination Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution Adjustments	The Adjustment Factor will be adjusted as follows:

1. If the Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the Underlying Stock.

2. If the Underlying Stock is subject (i) to a stock dividend (issuance of additional shares of the Underlying Stock) that is given ratably to all holders of shares of the Underlying Stock or (ii) to a distribution of the Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Underlying Stock, then once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor will equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of the Underlying Stock and (ii) the prior Adjustment Factor.

3. If the issuer of the Underlying Stock issues rights or warrants to all holders of the Underlying Stock to subscribe for or purchase the Underlying Stock at an exercise price per share less than the Closing Price of the Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of the Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of the Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the Underlying Stock which the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to the Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the Underlying Stock by an amount equal to at least 10% of the Closing Price of the Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying Stock on the primary U.S. organized securities exchange or trading system on which the Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Adjustment Factor will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Underlying Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If, with respect to the Underlying Stock, (i) there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of the Underlying Stock for the Underlying Stock, (ii) the issuer of the Underlying Stock or any surviving entity or subsequent surviving entity of the issuer of the Underlying Stock (a “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of the Underlying Stock or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of the Underlying Stock is liquidated, (v) the issuer of the Underlying Stock issues to all of its shareholders equity securities of an issuer other than the issuer of the Underlying Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the Payment at Maturity for each Stated Principal Amount shall be determined in accordance with “—Payment at Maturity” above, except that all references to the “Final Share Price” therein for the Underlying Stock shall be deemed to refer to the “Final Exchange Property Value” (as defined below).

“Final Exchange Property Value” means the Exchange Property Value on the Determination Date.

“Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such cash received for one share of the Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

“Exchange Property” means securities, cash or any other assets distributed to holders of the Underlying Stock in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Stock, (B) in the case of a Spin-Off Event, the share of the Underlying Stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Stock continues to be held by the holders receiving such distribution, the Underlying Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references herein to the “Underlying Stock” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factors shall be made up to the close of business on the Determination Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Prices of the Underlying Stock, including, without limitation, a partial tender or exchange offer for the Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Notes made pursuant to paragraph 5 above, upon written request by any investor in the Notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Underlying Stock; Public Information	Snowflake Inc. operates a platform that supports a range of use cases that enable its customers’ business objectives, including data warehousing, data lakes, data engineering, data science, data application development and data sharing. The Underlying Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Snowflake Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-39504. Information regarding Snowflake Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to the Underlying Stock or other securities of Snowflake Inc. We have derived all disclosures contained in this pricing supplement regarding Snowflake Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Snowflake Inc. in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Snowflake Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Stock (and therefore the price of the Underlying Stock at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Snowflake Inc. could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Stock.

We and/or our affiliates may presently or from time to time engage in business with Snowflake Inc., including extending loans to, or making equity investments in, Snowflake Inc. or providing advisory services to Snowflake Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Snowflake Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Snowflake Inc., and the reports may or may not recommend that investors buy or hold the Underlying Stock. As a purchaser of the Notes, you should undertake an independent investigation of Snowflake Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlying Stock.

Historical Information	The following table sets forth the published high and low Closing Prices of, as well as dividends on, the Underlying Stock for each quarter in the period from January 1, 2021 through July 31, 2024. The Closing Price on July 31, 2024 was $130.38. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of the Underlying Stock set out in the table below should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Stock on the Determination Date.

If the Final Share Price is less than the Initial Share Price, you will receive only the Stated Principal Amount of $1,000 per Note.

Class A Common Stock of Snowflake Inc.

Historical High and Low Closing Prices and Dividends

January 1, 2021 through July 31, 2024

	High ($)	Low ($)	Dividends ($)
2021
First Quarter	314.29	208.60	-
Second Quarter	251.25	188.24	-
Third Quarter	324.08	236.75	-
Fourth Quarter	401.89	294.68	-

2022
First Quarter	332.01	166.75	-
Second Quarter	241.23	113.30	-
Third Quarter	197.98	130.12	-
Fourth Quarter	188.91	126.26	-
2023
First Quarter	178.05	121.56	-
Second Quarter	190.98	135.48	-
Third Quarter	188.20	146.94	-
Fourth Quarter	201.23	140.84	-
2024
First Quarter	236.00	156.31	-
Second Quarter	165.04	124.21	-
Third Quarter (through July 31, 2024)	143.02	125.62	-

The following graph shows the daily Closing Prices of the Underlying Stock from September 16, 2020 through July 31, 2024. The Underlying Stock began trading on September 16, 2020 and therefore has limited historical performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the Underlying Stock may have been adjusted for stock splits and other corporate events. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Determination Date.

Historical Daily Closing Prices of the
Class A Common Stock of Snowflake Inc.

September 16, 2020 through July 31, 2024

Use of Proceeds and Hedging	The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Underlying Stock, in futures and/or options contracts on the Underlying Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Price, and, therefore, could increase the price at or above which the Underlying Stock must close on the Determination Date before you would receive a Payment at Maturity that exceeds the Stated Principal Amount. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Determination Date, by purchasing and selling the Underlying Stock, futures or options contracts on the Underlying Stock that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Stock and, therefore, adversely affect the value of the Notes or the Payment at Maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Notes that it purchases from us to an unaffiliated dealer at a price of $1,000 per Note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Note. MS & Co. will not receive a sales commission with respect to the Notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the

Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Notes. See “—Use of Proceeds and Hedging” above.

Validity of the Notes	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

United States Federal Taxation	There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax

Consequences to U.S. Holders” (“CPDIs”). In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions and based on certain representations made by us, this treatment of the notes is reasonable under current law. Except where stated otherwise, the following discussion is based on the treatment of the notes as “CPDIs.” If you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.8900% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,156.0704 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2024	$19.6958	$19.6958
January 1, 2025 through June 30, 2025	$24.9316	$44.6274
July 1, 2025 through December 31, 2025	$25.5411	$70.1685
January 1, 2026 through June 30, 2026	$26.1656	$96.3341
July 1, 2026 through December 31, 2026	$26.8054	$123.1395

January 1, 2027 through June 30, 2027	$27.4608	$150.6003
July 1, 2027 through the Maturity Date	$5.4701	$156.0704

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

Possible Alternative Tax Treatment of an Investment in the Notes

If the IRS disagrees with our determination, alternative tax treatments are possible. In particular, there is a risk (which, depending on the likelihood that the maximum amount would be paid, could be substantial) that the notes could be treated as original issue discount debt instruments (that are not CPDIs) with an amount of original issue discount equal to the upside payment. Under this treatment, if you are a U.S. Holder, your annual taxable income from (and adjusted tax basis in) the notes could be greater than if it were based on the comparable yield, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.